EXHIBIT 99.1

PRESS RELEASE

Escalade Sports has announced it will end production in its Evansville manufacturing facility effective September 5, 2008. This move is the result of a previously announced initiative to lower operating costs and reduce excess manufacturing capacity. Table Tennis production will be consolidated into Escalade Sports Mexico operations. Escalade Sports is the largest marketer of table tennis in North America with its STIGA and Ping Pong brands. This decision will impact 30 manufacturing related positions in Evansville. These individuals will be eligible for extended benefits and training under a TAA agreement granted earlier this year.

Evansville will continue to serve as the distribution center and headquarters for Escalade Sports, and its parent company, Escalade Inc. In total, Escalade employs 115 associates in the Evansville area and over 900 associates worldwide.